EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 20, 2020, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CVR Energy, Inc. on Form 10-K for the year ended December 31, 2019. We consent to the incorporation by reference of said reports in the Registration Statements of CVR Energy, Inc. on Forms S-8 (File No. 333-146907 and File No. 333-148783).

/s/ GRANT THORNTON LLP

Houston, Texas
February 20, 2020